EXHIBIT 2.3
STOCK PURCHASE AGREEMENT
BY AND BETWEEN
MIDWAY HOME ENTERTAINMENT INC.
AND
SPIESS MEDIA HOLDING UG (LIMITED LIABILITY)
FOR
100% OF THE ISSUED AND OUTSTANDING STOCK
OF
MIDWAY GAMES LTD
AND
MIDWAY GAMES SAS
Dated as of August 5, 2009

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TABLE OF CONTENTS
(continued)

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Exhibits
A	Non-Affiliates

3.1	Form of Closing Confirmation
Schedules
4.3	Capitalization

4.4	Financial Advisors-Seller

7.2	Agreement Resolving Intercompany Obligations

7.13	Specification of Certain Desired Books and Records

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STOCK PURCHASE AGREEMENT
          STOCK PURCHASE AGREEMENT, dated as of August 5, 2009 (this “Agreement”), by and between Midway Home Entertainment Inc., a Delaware corporation (“Seller”) and Spiess Media Holding UG (limited liability – haftungsbeschränkt), a German enterprise company with limited liability (“Purchaser”). Midway Games SAS, a French société par actions simplifiée, registered with company no. 484 780 333 R.C.S. Paris (“Midway SAS”) and Midway Games Limited, an English limited liability private company, registered with company number 03801663 (“Midway Limited”) have executed this agreement as parties hereto for the sole purpose of acknowledging the transactions set forth herein. Capitalized terms used herein are defined in Section 1.1.
RECITALS
          A. Seller owns 100% of the issued and outstanding shares of Midway SAS and Midway Limited;
          B. On February 12, 2009 (“Petition Date”), Seller, its parent Midway Games Inc. (“Parent”) and Parent’s other U.S. Subsidiaries (collectively, the “Debtors”) concurrently commenced chapter 11 cases as debtors-in-possession under Title 11 of the United States Code, 11 U.S.C. §101 et seq. (the “Bankruptcy Code”), by filing their voluntary petitions for relief under chapter 11 of the Bankruptcy Code, before the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”). Thereafter, the Bankruptcy Court entered its order that such cases be administered jointly in the presently pending chapter 11 case no. 10565-KG (“Bankruptcy Case”);
          C. Pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code, the Debtors continue to operate their business and manage their properties, and administer their estate created by Section 541 of the Bankruptcy Code on the Petition Date as debtors-in-possession (collectively, or individually as the context may require, the “Estate”);
          D. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Sellers, pursuant to Sections 105 and 363 of the Bankruptcy Code, all of the existing outstanding capital stock of Midway SAS and all of the existing issued shares in the capital of Midway Limited.
          E. Following consultation with its financial advisors and reasonable due diligence, the board of directors of Seller has determined that subject to (i) sufficient notice of the proposed transaction and (ii) approval of the transactions contemplated by this Agreement by the Bankruptcy Court under Sections 105 and 363 of the Bankruptcy Code, it is, in light of the current circumstances, in the best interests of the Estate and the beneficiaries of such Estate to consummate the transactions contemplated by this Agreement, upon the terms and conditions set forth herein;
          F. The management (Geschäftsführung) of Purchaser has determined that it is advisable and in the best interests of Purchaser to consummate, and has approved, the transactions contemplated by this Agreement, upon the terms and conditions set forth herein; and

          G. On or before the expiration of two (2) Business Days after the date hereof, Seller will file the Sale Motion in the Bankruptcy Case requesting, inter alia, authorization to (i) enter into this Agreement and (ii) sell and transfer the Shares to Purchaser.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
          1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
          “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, however, that no Person listed on Exhibit A hereto shall be deemed, for purposes of this Agreement, to be an Affiliate of Seller (or its Affiliates).
          “Agreement” has the meaning ascribed to it in the Preamble.
          “Attorneys Fees” means an amount equal to 100% of the fees of SKW Schwarz Rechtsanwälte incurred in connection with the negotiation and consummation of this Agreement and any accessory documents.
          “Attorneys Account” shall be the following bank account: Owner: SKW Schwarz Rechtsanwälte, bank: Reuschel & Co., Munich, account no.: 100 985 0, IBAN: DE 50 700 303000 100 985 000, SWIFT Code: REUC DE MM, reference: “50% of Attorneys Fees Sale Midway Games Limited”
          “Bankruptcy Case” has the meaning ascribed to it in the Recitals.
          “Bankruptcy Code” has the meaning ascribed to it in the Recitals.
          “Bankruptcy Court” has the meaning ascribed to it in the Recitals.
          “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
          “Closing” has the meaning ascribed to it in Section 3.1.
          “Closing Confirmation” has the meaning ascribed to it in Section 3.1.

          “Closing Date” has the meaning ascribed to it in Section 3.1.
          “Companies” means, collectively, Midway SAS and Midway Limited. Each such company is referred to individually as a “Company”.
          “Contract” means any written contract, indenture, note, bond, lease or other agreement.
          “Damages” means any and all losses, damages, claims, demands, causes of action, suits or judgments of any nature, costs and expenses (including reasonable fees and expenses of attorneys).
          “Debtors” has the meaning ascribed to it in the Recitals.
          “Defense” has the meaning ascribed to it in Section 10.2(b).
          “Effective Date” means August 5, 2009, the date of this Agreement.
          “Estate” has the meaning ascribed to it in the Recitals.
          “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
          “Indemnification Matter” has the meaning ascribed to it in Section 10.2.
          “Indemnification Notice” has the meaning ascribed to it in Section 10.2(a).
          “Intercompany Agreement” has the meaning ascribed to it in Section 7.2.
          “Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation.
          “Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.
          “Liabilities” means any direct or indirect indebtedness, liability or obligation, known or unknown, fixed or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.
          “Midway Limited” has the meaning ascribed to it in the Preamble.
          “Midway SAS” has the meaning ascribed to it in the Preamble.
          “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
          “Parent” has the meaning ascribed to it in the Recitals.

          “Parties” means the Seller and the Purchaser.
          “Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
          “Petition Date” has the meaning ascribed to it in the Recitals.
          “Purchase Price” has the meaning ascribed to it in Section 2.2.
          “Purchaser” has the meaning ascribed to it in the Preamble.
          “Purchaser Documents” has the meaning ascribed to it in Section 5.2.
          “Sale Hearing” means the hearing before the Bankruptcy Court to consider Seller’s motion for entry of the Sale Order.
          “Sale Motion” means the motion (including such amendments and supplements as are acceptable to Purchaser and Seller) of Seller seeking approval from the Bankruptcy Court for entry of the Sale Order.
          “Sale Order” shall be an Order or Orders of the Bankruptcy Court approving this Agreement and all of the respective terms and conditions hereof, and approving and authorizing Seller to consummate the transactions contemplated hereby.
          “SEC” means the U.S. Securities and Exchange Commission.
          “Seller” has the meaning ascribed to it in the Preamble.
          “Seller Documents” has the meaning ascribed to it in Section 4.2.
          “Seller Indemnified Parties” has the meaning ascribed to it in Section 10.1(a).
          “Shares” means all of the issued and outstanding shares of each of the Companies as set forth on Schedule 4.3.
          “Tax Authority” means any federal, state, local or foreign government, or agency, instrumentality or employee thereof, charged with the administration of any Law or regulation relating to Taxes.
          “Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.
          “Taxes” means (a) all federal, state, local or foreign taxes, charges or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (a).

          “Termination Date” has the meaning ascribed to it in Section 3.5(a).
          “Transfer Taxes” has the meaning ascribed to it in Section 7.9.
ARTICLE II
PURCHASE AND SALE
          2.1 Purchase and Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing (including, without limitation, on condition of the Closing occurring), Seller hereby sells to Purchaser and Purchaser hereby purchases from Seller, the Shares.
          2.2 Transfer of Shares. Becoming effective on the Closing Date, the Seller shall transfer and assign to Purchaser and Purchaser shall accept such transfer and assignment of, the Shares as set forth in Section 3.2.(a), subject to the Closing Confirmation as defined in Section 3.1 below being executed by both Parties. The Parties acknowledge that the Closing shall occur only in the event that a final Order of the Bankruptcy Court is entered approving the sale of the Shares.
          2.3 Purchase Price. The aggregate purchase price for the Shares (the “Purchase Price”) shall be One Euro (€1). Fifty percent (50%) of the Purchase Price shall be allocated to the Shares being sold and purchased in the capital of Midway Limited and the balance of the Purchase Price shall be allocated to the Shares being sold and purchased in the capital of Midway SAS.
          2.4 Payment of Purchase Price. On the Closing Date, Purchaser shall pay the Purchase Price by check issued to Seller.
ARTICLE III
CLOSING AND TERMINATION
          3.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 3.2, 3.3, 8.1, 8.2 and 8.3, hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Shares provided for in ARTICLE II hereof (the “Closing”) shall take place, and Purchaser and Seller shall consummate the purchase and sale transaction contemplated hereby, at the offices of Blank Rome LLP located at 405 Lexington Avenue, New York, New York at 10:00 a.m. (Eastern time) on the date designated by Seller that is not more than two (2) Business Days following the satisfaction or waiver of the conditions set forth in ARTICLE VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, or place or places or manner are agreed to in writing by the Parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.” The Parties mutually undertake to duly execute and issue at the Closing two counterparts of a joint confirmation stating the Closing Date and stating that all deliveries by Seller and by Purchaser under Section 3 of this Agreement have been made or waived and that the Closing of the transactions contemplated by this Agreement has been effected (“Closing Confirmation”), essentially in the form as attached on Exhibit 3.1 hereto.
          3.2 Deliveries by Seller. At the Closing, Seller shall deliver to Purchaser:
               (a) In respect of:
               (i) the Shares in the capital of Midway SAS: (1) an up-to-date copy of the shareholders register and the share transfer register duly administrated by Midway SAS; (2) a copy of the share transfer order (ordre de mouvement), duly signed by Seller in favor of Purchaser and evidencing the transfer of the Shares to the Purchaser; (3) release letters from any creditors benefitting from any liens, pledges, charges or any other rights on the Shares of Midway SAS;
               (ii) the Shares in the capital of Midway Limited: (1) a stock transfer form (in such standard form as may be required to transfer shares in English registered companies) in respect of such Shares duly signed by the Seller in favor of the Purchaser; (2) any share certificate(s) held by the Seller relating to such Shares (or, if such certificates cannot be found, then an indemnity made in favor of the directors of Midway Limited in respect of any missing certificates in such standard form as the Seller (acting reasonably) may decide); and (3) a copy of a set of minutes of a meeting of the board of directors of the Company at which (amongst other things) subject to, but with immediate effect from, Closing the transfer of such Shares shall be approved, the resignations of the existing officers of Midway Limited shall be accepted and the appointment of new directors of Midway Limited specified by Purchaser and the appointment of a new company secretary of Midway Limited specified by Purchaser shall be approved;
               (b) the officer’s certificates required to be delivered pursuant to Sections 8.1(a) and 8.1(b);
               (c) the letters for resignation, effective as of the Closing, duly signed by all of the current directors and officers of each Company;
               (d) a copy of the fully executed Intercompany Agreement and any ancillary documents thereto;
               (e) a duly executed assignment from Seller to Midway Limited of all right, title and interest in the TRADEWEST trademarks and related logos, including, without limitation, all copyrights therein, and all goodwill relating thereto;
               (f) three original copies of the 12/31/2008 annual accounts for Midway Limited duly executed by Miguel Iribarren, Matthew Booty and Deborah Fulton, provided that these accounts have been completed until the Closing;
               (g) a copy of the Sale Order; and

               (h) such other documents, instruments and certificates as Purchaser may reasonably request.
          3.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Seller:
               (a) A check for payment of the Purchase Price;
               (b) payment by Purchaser to SKW Schwarz Rechtsanwälte onto the Attorneys Account of an amount equal to the Attorneys Fees;
               (c) the officer’s certificate required to be delivered pursuant to Sections 8.2(a) and 8.2(b); and
               (d) such other documents, instruments and certificates as Seller may reasonably request.
          3.4 Joint Deliveries by Purchaser and Seller. At the Closing, Purchaser and Seller shall jointly agree on the wording of a declaration to be made by Purchaser to the French Ministry of Finance with regard to its acquisition of the Shares of Midway SAS.
          3.5 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:
               (a) by Purchaser or Seller in writing, if the Closing shall not have occurred by the close of business on August 31, 2009 (the “Termination Date”); provided, however, that, if the Closing shall not have occurred due to the failure of the Bankruptcy Court to enter the Sale Order and if all other conditions to the respective obligations of the parties to close hereunder that are capable of being fulfilled by the Termination Date shall have been so fulfilled or waived, then no party may terminate this Agreement prior to September 30, 2009; provided, further, that if the Closing shall not have occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser or Seller, then the breaching party may not terminate this Agreement pursuant to this Section 3.5(a);
               (b) by mutual written consent of Seller and Purchaser;
               (c) by Purchaser, if any of the conditions to the obligations of Purchaser set forth in Sections 8.1 and 8.3 shall have become incapable of fulfillment other than as a result of a breach by Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by Purchaser;
               (d) by Seller, if any condition to the obligations of Seller set forth in Sections 8.2 and 8.3 shall have become incapable of fulfillment other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Seller;

               (e) by Purchaser, if there shall be a breach by Seller of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Sections 8.1 or 8.3 and which breach cannot be cured or has not been cured by the earlier of (i) twenty (20) Business Days after the giving of written notice by Purchaser to Seller of such breach and (ii) the Termination Date;
               (f) by Seller, if there shall be a breach by Purchaser of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Sections 8.2 or 8.3 and which breach cannot be cured or has not been cured by the earlier of (i) twenty (20) Business Days after the giving of written notice by Seller to Purchaser of such breach and (ii) the Termination Date; or
               (g) by Seller or Purchaser if there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.
          3.6 Procedure Upon Termination. In the event of termination by Purchaser or Seller, or both, pursuant to Section 3.4 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by Purchaser or Seller. If this Agreement is terminated as provided herein each party shall redeliver to the party furnishing the same or destroy all confidential non-public documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof.
          3.7 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Seller; provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the non-terminating party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
          Seller hereby represents and warrants to Purchaser that on the Closing Date:
          4.1 Organization.
               (a) Midway SAS is a société par actions simplifiée duly organized and existing as such in accordance with applicable French Law. Except as otherwise stipulated by this Agreement, the sole legal representative (président) of Midway SAS is Martin Spiess.

               (b) Midway Limited is a limited liability private company duly organized and existing as such in accordance with applicable English Laws. Except as otherwise stipulated by this Agreement, the sole legal representatives (board members) of Midway Limited are Mr. Miguel Iribarren and Mr. Matthew Booty.
               (c) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
          4.2 Authority. Except for such authorization as is required by the Bankruptcy Court (as hereinafter provided for), Seller has all requisite corporate power, authority and legal capacity to execute and deliver this Agreement and has all requisite corporate power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate contemplated by this Agreement to which Seller is a party or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto), the entry of the Sale Order, this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, now or hereafter in effect, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          4.3 Capitalization and Ownership. The authorized and issued share capital of each Company is set forth on Schedule 4.3. The Shares constitute all of the issued shares in the capital of the Companies and are owned by Seller free and clear of all liens, pledges, mortgages and any other encumbrances or security interest.
          4.4 Financial Advisors. Except as set forth on Schedule 4.4, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller or the Companies in connection with the transactions contemplated by this Agreement and no Person engaged by Seller is entitled to any fee or commission or like payment from Purchaser in respect thereof.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Purchaser hereby represents and warrants to Seller that on the Closing Date:

          5.1 Corporate Existence. Purchaser is a enterprise company with limited liability (Unternehmergesellschaft mit beschränkter Haftung) duly organized, validly existing, and in good standing under the laws of Germany.
          5.2 Authority. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, now or hereafter in effect, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          5.3 Conflicts; Consents of Third Parties.
               (a) To the knowledge of Purchaser, none of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of Purchaser, (ii) any Contract or permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound or (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (iv) any applicable Law.
               (b) To the knowledge of Purchaser, no consent, waiver, approval, Order, permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Purchaser of any other action contemplated hereby or thereby, or for Purchaser to purchase the Shares or operate the Companies’ business.
          5.4 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person engaged by Purchaser is entitled to any fee or commission or like payment from Seller in respect thereof.
          5.5 Investment Intent. Purchaser is acquiring the Shares solely for the purpose, as of the Closing Date, of investment and not with a view (as of the Closing Date) to, or for sale in connection with, any distribution thereof. Purchaser shall not offer to sell or otherwise dispose of any of the Shares in violation of any Law applicable to any such offer, sale or other disposition. Purchaser acknowledges that (i) the Shares have not been registered under the Securities Act of 1933, as amended, or any state securities Laws and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (ii) there is no public market for the Shares and there can be no assurance that a public market will develop; and (iii) Purchaser must bear the economic risk of its investment in the Shares for an indefinite period of time.
          5.6 Accredited Investor. Purchaser (i) is a sophisticated investor with knowledge and experience in business and financial matters and is to be able to evaluate the risks and merits of its acquisition of the Companies, and it is able financially to bear the risks thereof, (ii) has had an opportunity to discuss each Company’s business, management and financial affairs with the applicable Company’s management and ask questions with respect thereto and (iii) has been provided access to all available information about the Companies requested by Purchaser.
          5.7 No Other Representations and Warranties. Notwithstanding anything contained in this Agreement to the contrary, each Party acknowledges and agrees that the other Party is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by that Party in ARTICLE IV or V respectively, hereof (as modified by the Schedules hereto as supplemented or amended). Any claims of a Party may have for breach of representation or warranty shall be based solely on the representations and warranties of the other Party set forth in ARTICLE IV or V hereof (as modified by the Schedules hereto as supplemented or amended). Each Party further represents that neither the other Party nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the other Party, the Companies, the other Party’s and the Companies’ respective businesses, their assets or the transactions contemplated by this Agreement not expressly set forth in this Agreement, neither Party, nor any of its Affiliates or any other Person will have or be subject to any liability to such Party or any other Person resulting from the distribution to such Party or its representatives or such Party’s use of, any such information, including any confidential memoranda distributed on behalf of the other Party relating to the Companies, their business or assets or other publications or data room information provided to each Party or its representatives, or any other document or information in any form provided each Party or its representatives in connection with the sale of the Shares and the transactions contemplated hereby. Each Party acknowledges that it has conducted to its satisfaction, its own independent investigation of the Companies and, in making the determination to proceed with the transactions contemplated by this Agreement, each Party has relied on the results of its own independent investigation.

ARTICLE VI
BANKRUPTCY COURT MATTERS
          6.1 Bankruptcy Court Filings. As promptly as practicable following the execution of this Agreement, but in any case no later than two (2) Business Days thereafter, Seller shall file with the Bankruptcy Court the Sale Motion seeking entry of the Sale Order. Seller shall use commercially reasonable efforts to obtain entry of the Sale Order in due course. Purchaser agrees that it will promptly take such actions as are reasonably requested by Seller to assist in obtaining entry of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement. At the Sale Hearing, Seller shall ask the Bankruptcy Court to approve Purchaser as the buyer of the Shares. Purchaser shall not, without the prior written consent of Seller, file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to the sale of the Shares hereunder.
ARTICLE VII
COVENANTS
          7.1 Conduct Pending Closing. Between the Effective Date and the Closing Date, Seller shall cause each Company, except as (i) otherwise explicitly stipulated by this Agreement or (ii) approved by Purchaser in advance in writing:
               (a) Not to amend its certificate of incorporation or by-laws or other organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Company, including repurchasing, redeeming or otherwise acquiring any Shares, without the prior consent of Purchaser;
               (b) Not to issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional equity interests, or any options, warrants or rights of any kind to acquire any equity interests or other interests of any class or any debt or equity securities which are convertible into or exchangeable for such interests;
               (c) Not to distribute any dividends and profits of the Company to the Seller or any other Person; and
               (d) Not to enter into any transaction outside the ordinary course of business that would reasonably be expected to have a material adverse effect on the assets, business, financial condition, prospects and structure of either of the Companies.
          7.2 Resolution of Intercompany Obligations. At or prior to the Closing, Seller and its Affiliates shall enter into the agreement attached hereto as Schedule 7.2 (the “Intercompany Agreement”) to resolve certain of their intercompany obligations so that there shall be no intercompany obligations outstanding between the Companies and MSNL, on the one hand, and any of Seller or its other Affiliates, on the other hand, at the Closing Date.

          7.3 Further Assurances. Each of the Parties hereto shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.
          7.4 Preservation of Records. Each of the parties hereto agrees to preserve, segregate and keep the records held by it or its Affiliates relating to the Companies for a period of one (1) year from the Closing Date and shall make such records and personnel available to the other, subject to compliance with applicable Law, as may be reasonably required by such party in connection with, among other things, the Bankruptcy Case or any matters or proceedings in connection therewith, any insurance claims by, Legal Proceedings or Tax audits against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event Seller or Purchaser wish to destroy such records before or after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, to take possession of the records within ninety (90) days after the date of such notice.
          7.5 Publicity. Neither Seller nor Purchaser, nor their respective Affiliates, shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser, Seller or Parent, disclosure is otherwise required by applicable Law, or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court or the SEC in connection with this Agreement, or by the applicable rules of any stock exchange on which Parent lists securities; provided that the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof. For reasons of clarification: Nothing herein shall prevent the Purchaser or the Company from notifying its business partners (e.g. distribution or other contract partners) of the transactions contemplated herein, individually after the Closing Date.
          7.6 Sale Order. Seller and Purchaser shall use commercially reasonable efforts to obtain the Sale Order. If a written objection is filed to the Sale Motion, which is an objection which would prohibit or otherwise prevent the Closing from occurring pursuant to the terms of this Agreement, Seller and Purchaser shall use commercially reasonable efforts to have such objection overruled.
          7.7 Purchaser Covenants After Closing. Purchaser covenants and agrees that it shall, from and for one (1) year after the Closing Date (unless otherwise agreed with Seller), upon reasonable advance notice, afford to Seller’s and its Affiliates’ officers, independent public accountants, attorneys, consultants and other representatives, reasonable access during normal business hours to the books and records of the Companies.

          7.8 Use of Names. Effective as of immediately after the Closing Purchaser shall and/or shall cause the Companies to, as soon as reasonably practicable: (i) change the name of the Companies to a name that does not include the name “Midway” or any derivation thereof, (ii) make such filings as are necessary to withdraw the right to use “Midway” as an assumed name in any jurisdiction, and (iii) except as otherwise set forth in this Agreement, cease using the name “Midway” or any derivation thereof. After the Closing, Purchaser shall not hold itself or the Companies out as associated with Parent, Seller or any of their respective Affiliates.
          7.9 Transfer Taxes. Notwithstanding any other provisions of this Agreement to the contrary, Purchaser shall pay all sales, use, stock transfer, documentary, stamp, recording, real property transfer and similar taxes including registration duties (droits d’enregistrement) (“Transfer Taxes”), if any, incurred in connection with the sale of the Shares contemplated by this Agreement. Seller and Purchaser will cooperate to timely prepare any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Unless otherwise required by applicable Law, Purchaser or the applicable Company will file all Tax Returns or other filings with respect to Transfer Taxes, and promptly following the filing thereof, Purchaser will furnish to Seller a copy of such Tax Return or other filing and a copy of a receipt showing payment of any such Transfer Tax.
          7.10 Post-Closing Sale of Inventory. Seller and Purchaser acknowledge that the Computer Software License Agreement between Seller and Midway Limited dated August 4, 1999 (as amended, the “License Agreement”) shall terminate upon the Closing pursuant to its own terms. Seller and Purchaser agree that Midway Limited shall continue to sell the Computer Software Products (as defined in the License Agreement) only for a period of, as to each such product, the lesser of (a) ninety (90) days after the Closing, or (b) the period that Midway Limited would otherwise (but for such termination) be able to continue to sell such product under the License Agreement (the “Sell-Off Period” for each such product), and thereafter Purchaser shall cause Midway Limited to destroy any units of such product that remain in its inventory. Purchaser shall cause Midway Limited to pay directly and timely to any third parties (excluding any Debtor) all royalties that may become due and payable to such third parties based on the Companies’ sales of Computer Software Products during the Sell-Off Period. Seller acknowledges that the Companies will be using the MIDWAY trademarks and logos in connection with their sales of their inventories existing or on order as of July 10, 2009.
          7.11 IT Support. After the Closing, Seller shall, and shall use reasonable efforts to cause the other Debtors to, at no charge (a) continue to provide the Companies with e-mail, internet and other information technology (such as the Lawson financial information system) services as such is currently being provided for so long as Debtors are financially able to do so and are operating or obtaining the same for their own benefit, and (b) supply reasonable assistance, to the extent they have personnel available to do so, to the Companies in their transition away from the use of such services. In addition, to the extent that information technology (such as copies of spreadsheet software) is located at the facilities (or in the custody of employees) of the Companies but was obtained by the Companies through the Debtors, Seller shall, and shall use reasonable efforts to cause the other Debtors to, assist the Companies, at the Companies’ expense, to confirm the Companies’ ability to continue to possess and use such technology; provided, however, that the foregoing shall not apply to development or testing equipment obtained from Microsoft Corporation or its affiliates relating to the Xbox or Xbox 360, which equipment Purchaser shall promptly cause the Companies to either return to Seller or to make arrangements with Microsoft for the Companies to continue to possess and use.
          7.12 Legal Affairs. After the Closing, Seller shall, and shall use reasonable efforts to cause the other Debtors to, at no charge (a) permit the Companies to consult with the employees of the Debtors to obtain their knowledge of the legal affairs of the Companies and the legal services provided to the Companies prior to the Closing, and (b) supply reasonable assistance, to the extent they have personnel available to do so, to the Companies in its transition away from the use of legal services provided by the employees of the Debtors.
          7.13 Books and Records. Promptly after the Closing, Seller shall, and shall use reasonable efforts to cause the other Debtors to, deliver or cause to be delivered to the Companies the books and records of the Companies within Debtors’ possession or control, each to the extent not yet in possession of the Company, including, without limitation, computerized copies of financial data for the seven (7) years prior to the Closing in a format reasonably specified by the Companies, as well as the data, information, documents and materials described on Schedule 7.13 hereto.
          7.14 Second Quarter and Stub Period Royalties. Within ten (10) days after the Closing, Purchaser shall cause the Companies to deliver to Seller all information needed by Seller or any other Debtor to calculate any royalties to third parties (other than Debtors) arising from the sales made by the Companies during the period April 1, 2009 through the date of the Closing (the scope of such information being determined by the scope of information supplied by the Companies to Debtors prior to the date of this Agreement for the purposes of calculating any royalties to third parties (other than Debtors) arising from the sales made by the Companies during quarters ending on or before March 31, 2009). If all such information has not been delivered to Seller by the end of such ten (10) day period, then for each week thereafter until all such information has been delivered Purchaser shall promptly pay to Seller an administrative fee of 10,000 Euros.
ARTICLE VIII
CONDITIONS TO CLOSING
          8.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):
               (a) the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date, to the foregoing effect;

               (b) Seller shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date, to the foregoing effect; and
               (c) Seller shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 3.2.
          8.2 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):
               (a) the representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;
               (b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect; and
               (c) Purchaser shall have delivered, or caused to be delivered, to Seller all of the items set forth in Section 3.2(h).
          8.3 Conditions Precedent to Obligations of Purchaser and Seller. The respective obligations of Purchaser and Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Seller, each in such party’s sole discretion, in whole or in part to the extent permitted by applicable Law):
               (a) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and
               (b) the Bankruptcy Court shall have entered the Sale Order and any stay period applicable to the Sale Order shall have expired or shall have been waived by the Bankruptcy Court, and such Sale Order shall be in full force and effect, and shall not have been modified, as of the Closing Date.
          8.4 Frustration of Closing Conditions. Neither Seller nor Purchaser may rely on the failure of any condition set forth in Sections 8.1, 8.2 or 8.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE IX
NO SURVIVAL
          9.1 No Survival of Representations and Warranties. The parties hereto agree that the representations and warranties contained in this Agreement shall not survive the Closing hereunder, and none of the parties shall have any liability to each other after the Closing for any breach thereof. The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive the Closing hereunder and each party hereto shall be liable to the other after the Closing for any breach thereof (provided, that Seller shall have no liability to Purchaser for any breach of any covenant to be performed prior to Closing).
          9.2 No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party, and none of Parent, Midway Games GmbH and Midway Studios-Newcastle Limited, shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive Damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof. The parties agree that Parent, Midway Games GmbH and Midway Studios-Newcastle Limited are each intended as a third party beneficiary of this Section 9.2.
ARTICLE X
INDEMNIFICATION
          10.1 Indemnification by Purchaser.
               (a) Following the Closing Date, Purchaser shall indemnify and hold harmless Seller, its Affiliates, successors and permitted assigns and their respective officers, directors, members, employees, agents and representatives (individually, a “Seller Indemnified Party” and, collectively, the “Seller Indemnified Parties”) from and against (i) the amount of any royalty payments payable by either Company to a third party pursuant to Section 7.10 and (ii) any and all Liabilities, Taxes, losses, Damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses), of any nature whatsoever, which relate to the respective assets, properties, business or operations of each of the Companies, whether arising prior to or after the Closing Date and whether known of unknown at the Closing Date.
          10.2 Indemnification Procedures. With respect to each event, occurrence or matter (“Indemnification Matter”) as to which any Seller Indemnified Party is entitled to indemnification from Purchaser under this Article X:
               (a) Notice. Within ten (10) days after any Seller Indemnified Party receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third-party action, suit, claim or demand, promptly after the Seller Indemnified Party first has actual knowledge of the Indemnification Matter, the Seller Indemnified Party shall give notice to Purchaser of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“ Indemnification Notice”), together with copies of any such written documents, if any.
               (b) Defense. If a third-party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, Purchaser shall, at its expense and through counsel of its choice, assume and have sole control over the litigation, defense or settlement (the “Defense”) of the Indemnification Matter, except that (a) the Seller Indemnified Party may, at its option and expense and through counsel of its choice, participate in (but not control) the Defense; (b) Purchaser shall not consent to any judgment, or agree to any settlement (without the Seller Indemnified Party’s prior written consent, which consent may not be unreasonably withheld); which would result in the imposition of an Order which would restrict the future activity or conduct of the Seller Indemnified Party or any Affiliate thereof or if such judgment or settlement does not include an unconditional release of the other party for any liability arising out of such action, suit, claim, or demand. In any event, Purchaser and the Seller Indemnified Party shall fully cooperate with each other in connection with the Defense, including without limitation by furnishing all available documentary or other evidence as is reasonably requested by the other.
               (c) Payments. All amounts owed by Purchaser to the Seller Indemnified Party (if any) shall be paid in full within ten (10) Business Days after a final Order (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed.
ARTICLE XI
MISCELLANEOUS
          11.1 Expenses. Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. However, notwithstanding the generality of the preceding sentence, it is understood between the Parties that the Purchaser shall bear 100% of the Attorneys Fees as set forth in Section 3.3.(b) above.
          11.2 Damages and Injunctive Relief. Damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement and, accordingly, any party hereto shall be entitled to injunctive relief with respect to any such breach, including without limitation specific performance of such covenants, promises or agreements or an Order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 11.2 shall be in addition to any other rights which a party may have at law or in equity pursuant to this Agreement.
          11.3 Submission to Jurisdiction; Consent to Service of Process.
               (a) Without limiting any party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 11.7 hereof; provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware and any appellate court from any thereof, for the resolution of any such claim or dispute. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
               (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.7.
          11.4 Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof or therein to the extent permitted by Law.
          11.5 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law.
          11.6 Governing Law. Except to the extent inconsistent with the Bankruptcy Code, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State without regard to conflicts of laws principles thereof.
          11.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):
If to Seller, to:
Midway Home Entertainment Inc.
10636 Scripps Summit Court
Suite 100
San Diego, CA 92131
Facsimile: (858) 790-3790]
Attn: General Counsel
With a copy (which shall not constitute notice) to:
Blank Rome LLP
405 Lexington Avenue
New York, NY 10174
Facsimile: (917) 332-3733
Attn: Jeffrey N. Siegel, Esq.
         Pamela E. Flaherty, Esq.
If to Purchaser, to:
Spiess Media Holding UG mit beschränkter Haftung
Völckersstrasse 19
D-22765 Hamburg
Facsimile: 040-823421
Attn: Mr. Martin Spiess
With a copy (which shall not constitute notice) to:
SKW Schwarz Rechtsanwälte
Wittelsbacherplatz 1
D-80333 Munich
Facsimile: +49 89 280 94 32
Attn: Dr. Matthias Nordmann
          11.8 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
          11.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of Law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires. In the event that a chapter 11 trustee should be appointed for Seller, or in the event that Seller’s Bankruptcy Case should be converted to a case under chapter 7, or in the event there shall be an approved and confirmed plan of reorganization in Seller’s Bankruptcy Case, the rights and obligations of Seller hereunder shall be binding upon and inure to the benefit of any duly appointed trustee appointed in Seller’s Bankruptcy Case or any successor under a confirmed chapter 11 plan of reorganization or liquidation in Seller’s Bankruptcy Case.
          11.10 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, counsel or equityholder of Seller shall have any liability for any obligations or liabilities of Seller under this Agreement or the Seller Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.
          11.11 Counterparts. This Agreement may be executed in as many counterparts as may be required, which counterparts may be delivered by facsimile or electronic mail, and it shall not be necessary that the signature of, or on behalf of, each party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more such counterparts. All such counterparts when taken together shall constitute a single and legally binding agreement.
          11.12 Time of the Essence; Calculation of Time Period. Each party hereto acknowledges and agrees that time is of the essence for each and every provision of this Agreement and that the breach of any provision hereof requiring any act to be done or step to be taken within a certain period or prior to a certain date or time shall be deemed a material breach of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
          11.13 Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one schedule shall be deemed to have been disclosed on each other schedule. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

          11.14 Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
          11.15 Headings. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any Section are to the corresponding Section of this Agreement unless otherwise specified.
          11.16 Certain Terminology. The words “herein,” “hereinafter,” “hereof” and “hereunder” and words to similar effect refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
          11.17 Negotiations. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
[Remainder Of This Page Intentionally Left Blank]
[Signature Page To Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

MIDWAY HOME ENTERTAINMENT INC.
By:	/s/ Matthew V. Booty
	Name:	Matthew V. Booty
	Title:	President and CEO

MIDWAY GAMES SAS
By:	/s/ Martin Spiess
	Name:	Martin Spiess
	Title:	Director Generale

MIDWAY GAMES LIMITED
By:	/s/ Matthew V. Booty
	Name:	Matthew V. Booty
	Title:	Director

SPIESS MEDIA HOLDING UG
By:	/s/ Martin Spiess
	Name:	Martin Spiess
	Title:	Geschäftsführer

Exhibit A
Mark Thomas
MT Acquisition Holdings LLC
Acquisition Holdings Subsidiary I LLC

DISCLOSURE SCHEDULE
     Terms defined in the Stock Purchase Agreement, dated as of August 5, 2009 (the “Purchase Agreement”), by and between Midway Home Entertainment Inc., a Delaware corporation (“Seller”) and Spiess Media Holding UG, a German enterprise company with limited liability (Unternehmergesellschaft mit beschränkter Haftung), and not otherwise defined in this Disclosure Schedule have the meanings given in the Purchase Agreement. The section numbers below correspond to the section numbers of the representation and warranties in the Purchase Agreement which are modified by the disclosures; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated in any other section of the Purchase Agreement or this Disclosure Schedule where such disclosure would be reasonably apparent on the face of such disclosure.
     To the extent that any representation or warranty contained in the Purchase Agreement is limited to or qualified by the materiality of the matters to which the representation or warranty is given, the inclusion of any matter in this Disclosure Schedule does not constitute a determination that such matters are material. The disclosure of a particular item of information in this Disclosure Schedule will not be an admission of any liability or obligation by Seller, to any third party nor any admission against the interest of Seller.

Schedule 4.3
Capitalization

Midway SAS

Registered Share Capital: €37.000
Description and Number of Shares Registered: 37.000 shares of €1,00 each

Midway Limited

Authorized Share Capital: £1,000,000 divided into 1,000,000 ordinary shares of £1 each
Issued Share Capital: £607,100
Description and Number of Shares Issued: 607,100 ordinary shares of £1 each

Schedule 4.4
Financial Advisors-Seller
Lazard Fréres & Co. LLC

Schedule 7.2
Agreement Resolving Intercompany Obligations

AGREEMENT
     AGREEMENT (this “Agreement”) dated as of August [___], 2009 [to be entered into as of the Closing Date, as defined below] by and among the signatories hereto.
     WHEREAS, the parties hereto are Midway Games Inc. (“MGI”), its wholly owned subsidiary Midway Home Entertainment Inc., a Delaware corporation (“MHE”), and the following wholly owned subsidiaries of MHE: Midway Games Limited, an English limited liability private company, registered with company number 03801663 (“MGL”); Midway Games SAS, a French société par actions simplifiée, registered with company no. 484 780 333 R.C.S. Paris (“MGS”); and Midway Games GmbH, a limited liability company registered with the commercial registry of the Local Court (Amtsgericht) of Munich under reg. no. 155321 (“MGG”); and
     WHEREAS, MGL is the sole stockholder of Midway Studios-Newcastle Limited (“Newcastle”); and
     WHEREAS, on February 12, 2009 (“Petition Date”), MGI and MGI’s U.S. subsidiaries (collectively, the “Debtors”) concurrently commenced chapter 11 cases as debtors-in-possession under Title 11 of the United States Code, 11 U.S.C. §101 et seq. (the “Bankruptcy Code”), by filing their voluntary petitions for relief under chapter 11 of the Bankruptcy Code, before the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”) and thereafter, the Bankruptcy Court entered its order that such cases be administered jointly in the presently pending chapter 11 case no. 10565-KG (“Bankruptcy Case”); and
     WHEREAS, MHE is about to sell (a) all of the capital stock of both MGL and MGS to Spiess Media Holding UG (haftungsbeschränkt / limited liability) and (b) all of the capital stock of MGG to F+F Publishing GmbH (“F+F”) pursuant to an agreement with F+F (“the F+F Agreement”), but prior to such sales, the parties hereto wish to resolve some of the intercompany accounts between and among them as of the closing date of such sales (such sales are intended to close on the same date and the closing and such date are referred to as the “Closing” and the “Closing Date”, respectively) on the terms set forth in this Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
     1. Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1:
     “MGG/MHE Balance” means the current intercompany balance from MGG to MHE.
     “MGG/MGL Initial Balance” means the current intercompany balance from MGG to MGL prior to the assignment and payment referenced in Section 2(b) below.

     “MGG/MGL Residual Balance” means the intercompany balance from MGG to MGL after the assignment and payment referenced in Section 2(b) below.
     “MGI Loan” means the secured loan obligation (including principal and interest) currently owed by MGI to MGG, pursuant to (i) the Credit Facility Agreement between MGG and MGI dated August 29, 2008, and (ii) the Limited Liability Company Collateral Assignment and Subordination Agreement between MGI, MGG and National Amusements Inc. of August 29, 2008.
     “MGL/MHE Initial Balance” means the current intercompany balance from MGL to MHE prior to (i) the assignments referenced in Sections 2(c)(i) and 2(d) below and (ii) the diminution referenced in Section 3(b) below.
     “MGL/MHE Residual Balance” means the intercompany balance from MGL to MHE after (i) the assignments referenced in Sections 2(c)(i) and 2(d) below and (ii) the diminution referenced in Section 3(b) below.
     “MGS/MHE Balance” means the current intercompany balance from MGS to MHE.
     2. Assignments. The parties hereto hereby agree to the following assignments and transfers, all to occur simultaneously but deemed to occur in the following order:
     (a) MGS/MHE Balance: MHE hereby assigns all of its right, title and interest in and to the MGS/MHE Balance to MGL, and MGL hereby accepts the same, in consideration of the payment by MGL to MHE of €1.
     (b) MGG/MGL Initial Balance: In partial settlement and satisfaction of the MGG/MGL Initial Balance:
     (i) MGG hereby assigns all of its right, title and interest in and to the MGI Loan to MGL, and MGL hereby accepts and assumes the MGI Loan and MGG’s rights and obligations thereunder; and
     (ii) MGG is concurrently herewith paying to MGL Five Hundred Sixty-One Thousand Dollars ($561,000).
     (c) MGI Loan:
     (i) In partial settlement and satisfaction of the MGL/MHE Initial Balance, MGL hereby assigns to MHE, and MHE hereby accepts and assumes, the MGI Loan.
     (ii) MHE hereby assigns to MGI, and MGI hereby accepts and assumes, the MGI Loan in consideration of the payment by MGI to MHE of $1.

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     (d) MGG/MGL Residual Balance: In partial settlement and satisfaction of the MGL/MHE Initial Balance, MGL hereby assigns to MHE all of its right title and interest in and to the MGG/MGL Residual Balance, and MHE hereby accepts the same.
     (e) MGL/MHE Residual Balance: Concurrently herewith, the MGL/MHE Residual Balance is being settled and compromised in full by the payment by MGL to MHE of One Million Seven Hundred Thousand Dollars ($1,700,000).
     3. Ancillary Agreements.
     (a) F+F Agreement. Pursuant to the F+F Agreement: (i) MHE will assign all of its right, title and interest in and to the MGG/MGL Residual Balance to F+F in consideration of the payment by F+F of €1 to MHE; (ii) MHE will assign all of its right, title and interest in and to the MGG/MHE Balance to F+F in consideration of the payment by F+F of €1 to MHE; and (iii) MGI will deliver to F+F a termination of the Abstract Acknowledgement of Debt (Parallel Debt) among MGG, National Amusements Inc. and MGI and certain of its subsidiaries dated August 8, 2008.
     (b) Product Development Arrangement. MHE represents that it terminated the product development arrangement between itself and Newcastle on April 30, 2009, all commissioned work having been completed. MGL acknowledges, on behalf of itself and its subsidiary Newcastle, such termination, it being understood that MGL was in fact fulfilling MHE’s payment obligations under such arrangement since at least January 1, 2008. MHE and MGL (on behalf of itself and Newcastle) acknowledge that concurrently herewith they are making adjustments to their books reflecting these facts, resulting in the elimination of the intercompany balance from MHE to Newcastle, the elimination of the intercompany balance from Newcastle to MGL, the diminution of the MGL/MHE Initial Balance (prior to settlement and satisfaction of the MGL/MHE Residual Balance as set forth in Section 2(e) above), and the creation of an intercompany balance from MGL to Newcastle of approximately Two Hundred Thousand Dollars ($200,000).
     (c) Sales and Distribution Agreement. MGL and MGG hereby terminate the Sales and Distribution Agreement between them dated March 1, 2005, as amended.
     4. Effect of Assignments. The parties hereby acknowledge and agree that the foregoing transactions and adjustments to be effective immediately prior to the Closing result in the elimination of all intercompany balances and obligations between any of MGL, Newcastle, MGS and MGG on the one hand and MGI and MHE on the other hand, and between MGL and MGG. This Agreement is not intended to eliminate intercompany balances between MGL and Newcastle; between MGL and MGS; and between MGI and MHE. Each of the parties hereby explicitly approves each of the transactions set forth in this Agreement. Concurrently herewith MGL is delivering to the parties hereto a written acknowledgement from Newcastle that there are no remaining intercompany balances and obligations between Newcastle on the one hand and MHE and MGI on the other hand. Attached hereto as Exhibit A is a step plan, using the approximate amount of the intercompany balances as of May 31, 2009 to illustrate how the intercompany balances will be eliminated in accordance with this Agreement.

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     5. Effective Date and Conditions. All of the transactions contemplated by this Agreement shall be deemed effective as of the Closing Date immediately prior to the Closing (“Effective Date”); provided, however, that none of the transactions contemplated by this Agreement shall be effective unless and until (a) both of the sales referenced in the fourth recital of this Agreement occur and close on the same day, (b) the written acknowledgement from Newcastle referred to in Section 4 above is delivered to the parties hereto, and (c) the payment referred to in Section 2(e) is actually made. The parties hereto shall make appropriate notations in its respective books and records evidencing the transactions effected hereby. For these purposes, the parties hereto shall cooperate to determine without undue delay after the Effective Date the correct intercompany balances on the Effective Date.
     6. Miscellaneous.
     (a) The provisions of this Agreement are integrated and must be read as a whole and are not severable and/or separately enforceable by any party hereto. If any provision, or part thereof, of this Agreement is held to be invalid or unenforceable, the parties shall use their best efforts to replace such provision by a provision that, to the extent permitted by applicable law, achieves the purposes originally intended.
     (b) This Agreement constitutes the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all other agreements and representations, oral or written, between the parties.
     (c) This Agreement shall not be modified or amended except in writing signed by all parties.
     (d) This Agreement will be governed by and construed under the laws of the State of Delaware (without regard to its conflicts of laws rules).
     (e) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.
     (f) This Agreement may be executed in counterparts or by facsimile, each of which shall be an original, but all of which together shall constitute one.
[Signature Page Follows]

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     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

MIDWAY GAMES INC.

By:

Name: Title:

MIDWAY HOME ENTERTAINMENT INC.

By:

Name: Title:

MIDWAY GAMES LIMITED

By:

Name: Title:

MIDWAY GAMES GmbH

By:

Name: Title:

MIDWAY GAMES SAS

By:

Name: Title:

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Current Intercompany Balances as of 6/30/09

2 (a)
(a) MGS/MHE Balance: MHE hereby assigns all of its right, title and interest in and to the MGS/MHE Balance to MGL, and MGL hereby accepts the same, in consideration of the payment by MGL to MHE of €1.

2(b)
(b) MGG/MGL Initial Balance: In partial settlement and satisfaction of the MGG/MGL Initial Balance:
(i) MGG hereby assigns all of its right, title and interest in and to the MGI Loan to MGL, and MGL hereby accepts and assumes the MGI Loan and MGG’s rights and obligations thereunder; and
(ii) MGG is concurrently herewith paying to MGL Five Hundred Sixty?One Thousand Dollars ($Sixty 561,000).

2 (c) (i)
(c) MGI Loan:
(i) In partial settlement and satisfaction of the MGL/MHE Initial Balance, MGL hereby assigns to MHE, and MHE hereby accepts and assumes, the MGI Loan.

2 (c) (ii)
(c) MGI Loan:
(ii) MHE hereby assigns to MGI, and MGI hereby accepts and assumes, the MGI Loan in consideration of the payment by MGI to MHE of $1.

2 (d)
(d) MGG/MGL Residual Balance:
In partial settlement and satisfaction of the MGL/MHE Initial Balance, MGL hereby assigns to MHE all of its right title and interest in and to the MGG/MGL Residual Balance, and MHE hereby accepts the same.

3 (b)
Effective prior to step 2e
3. Ancillary Agreements.
(b) Product Development Arrangement. MHE represents that it terminated the product development arrangement between itself and Newcastle on April 30, 2009, all commissioned work having been completed. MGL acknowledges, on behalf of itself and its subsidiary Newcastle, such termination, it being understood that MGL was in fact fulfilling MHE’s payment obligations under such arrangement since at least January 1, 2008. MHE and MGL (on behalf of itself and Newcastle) acknowledge that concurrently herewith they are making adjustments to their books reflecting these facts, resulting in the elimination of the intercompany balance from MHE to Newcastle, the elimination of the intercompany balance from Newcastle to MGL, the diminution of the MGL/MHE Initial Balance (prior to settlement and satisfaction of the MGL/MHE Residual Balance as set forth in Section 2(e) above), and the creation of an intercompany balance from MGL to Newcastle of approximately Two Hundred Thousand Dollars ($200,000).

2 (e)
(e) MGL/MHE Residual Balance: Concurrently herewith, the MGL/MHE Residual Balance is being settled and compromised in full by the payment by MGL to MHE of One Million Seven Hundred Thousand Dollars ($1,700,000).

3(a)
3. Ancillary Agreements.
(a) F+F Agreement. Pursuant to the F+F Agreement: (i) MHE will assign all of its right, title and interest in and to the MGG/MGL Residual Balance to F+F in consideration of the payment by F+F of €1 to MHE; (ii) MHE will assign all of its right, title and interest in and to the MGG/MHE Balance to F+F in consideration of the payment by F+F of €1 to MHE; and (iii) MGI will deliver to F+F a termination of the Abstract Acknowledgement of Debt (Parallel Debt) among MGG National Amusements MGG, Inc. and MGI and certain of its subsidiaries dated August 8, 2008.

Final Balances

Schedule 7.13
Specific Data, Information, Documents and Materials
1)	All tax files and records held by the tax department of the Debtors that regard any of the Companies (including, without limitation, the relevant transfer pricing agreements, opinions or statements by tax advisors);

2)	All legal files regarding any of the Companies with regard to contracts, corporate matters and litigation;

3)	All HR files regarding current and former employees of any of the Companies.